    Exhibit 99.1

SAIC Announces Third Quarter of Fiscal Year 2025 Results

•Revenues of $1.98 billion; 4.3% revenue growth
•Net income of $106 million; Adjusted EBITDA(1) of $197 million or 10.0% of revenues
•Diluted earnings per share of $2.13; Adjusted diluted earnings per share(1) of $2.61
•Cash flows provided by operating activities of $143 million; free cash flow(1) of $9 million
•Net bookings of $1.5 billion; book-to-bill ratio of 0.7; trailing twelve months book-to-bill ratio of 0.9
•Company increases Fiscal Year 2025 guidance for Revenue and Adjusted Diluted EPS(1) and reaffirms midpoint of all other Fiscal Year 2025 financial guidance
•Board authorizes $1.2 billion share repurchase program, representing 20% of market value
RESTON, VA, December 5, 2024—Science Applications International Corporation (NASDAQ: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the third quarter ended November 1, 2024.
"Our results in the third quarter demonstrate progress towards meeting our near-term financial goals and executing our long-term strategy to drive profitable growth and value for our customers and shareholders," said SAIC CEO Toni Townes-Whitley. "We again delivered better than expected revenue in the quarter with strong profitability. We are accelerating the velocity and volume of our business development and now expect to exceed $25B in submissions this year compared to our prior target of $22B. It's our expectation that our increased submissions will ultimately translate into an improving book-to-bill and accelerating growth in Fiscal Year 2026. As a best-in-class mission integrator, we leverage emerging technologies to help the government operate better, faster, and more efficiently and our expanding pipeline of opportunities reflects the value we provide."
Third Quarter of Fiscal Year 2025: Summary Operating Results

	Three Months Ended
	November 1, 2024	Percent change		November 3, 2023
	(in millions, except per share amounts)
Revenues	$1,976	4%		$1,895
Operating income	160	12%		143
Operating income as a percentage of revenues	8.1%	60	bps	7.5%
Adjusted operating income(1)	195	10%		178
Adjusted operating income as a percentage of revenues	9.9%	50	bps	9.4%
Net income	106	14%		93
EBITDA(1)	197	11%		177
EBITDA as a percentage of revenues	10.0%	70	bps	9.3%
Adjusted EBITDA(1)	197	11%		178
Adjusted EBITDA as a percentage of revenues	10.0%	60	bps	9.4%
Diluted earnings per share	$2.13	21%		$1.76
Adjusted diluted earnings per share(1)	$2.61	15%		$2.27
Net cash provided by operating activities	$143	42%		$101
Free cash flow(1)	$9	(91)%		$97
Transaction-adjusted free cash flow(1)	$9	(94)%		$148

(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Third Quarter Summary Results
Revenues for the quarter increased $81 million or 4% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts, partially offset by contract completions.
Operating income as a percentage of revenues increased from the comparable prior year period primarily due to ramp up in volume on existing and new contracts, and the resolution of the Assault Amphibious Vehicle ("AAV") contract termination, partially offset by contract completions.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 10.0% from 9.4% for the same period in the prior year primarily due to the resolution of the AAV contract termination, and ramp up in volume on existing and new contracts, partially offset by contract completions.
Diluted earnings per share for the quarter was $2.13 compared to $1.76 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $2.61 compared to $2.27 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 49.8 million from 53.3 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the third quarter increased $42 million compared to the prior year quarter, primarily due to higher cash provided by the Master Accounts Receivable Purchase Agreement ("MARPA Facility") and lower tax payments in the current year, partially offset by timing of vendor payments and other changes in working capital.
During the quarter, SAIC deployed $142 million of capital, consisting of $115 million of plan share repurchases, $18 million in cash dividends, and $9 million of capital expenditures.
Subsequent to quarter end, the Company's Board of Directors authorized the repurchase of up to $1.2 billion of the company’s outstanding common stock. This authorization is effective as of December 16, 2024 and has no expiration date. The share repurchase program will be used as part of the company’s capital allocation strategy, which includes returning capital to its shareholders. This share repurchase authorization replaces the company’s existing share repurchase program.
Quarterly Dividend Declared
Subsequent to quarter end, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on January 24, 2025 to stockholders of record on January 10, 2025. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $1.5 billion, which reflects a book-to-bill ratio of 0.7 and a trailing twelve months book-to-bill ratio of 0.9. SAIC’s estimated backlog at the end of the quarter was approximately $22.4 billion. Of the total backlog amount, approximately $4.5 billion was funded.
Notable New Awards:
U.S. Department of Defense: During the quarter, SAIC was awarded a seven-year (one-year base, plus six, one-year options), $229 million contract by the U.S. Department of Defense to provide vital IT solutions under the NORAD/USNORTHCOM Information Technology Enterprise Services (NITES) program. SAIC will drive modernization, innovation and efficiency for the NITES program, deploying skilled professionals and solutions in IT service management, network modernization, automation of existing IT systems, cloud migration and cybersecurity.
Department of Transportation: During the quarter, the Department of Transportation awarded a $118 million Task Order for Infrastructure Services with options for three years of support under the Enterprise Information Technology Shared Services contract. Under this task order, SAIC provides a range of IT services for infrastructure and cybersecurity operational support.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Notable Recompete Awards:
Department of Veterans Affairs: During the quarter, SAIC was awarded a $148 million, five-year (one-year base, plus four one-year options) contract through H2 Technology Group, LLC, the Service-Disabled Veteran-Owned Small Business (SDVOSB) Joint Venture (JV) between Higher Echelon and SAIC. Under this contract, SAIC will provide essential services such as product and operations support, and security compliance for the Veterans Health Administration Finance Product Line.
Other Notable News
SAIC and Wind River Strategic Partnership: During the quarter, SAIC and Wind River announced an expanded strategic partnership to deliver industry-leading technologies to government customers by streamlining mission-oriented integration, speeding development and enhancing functionality in systems, for the U.S. Army and other government entities, including Cabinet-level departments and independent agencies. As part of the partnership, SAIC and Wind River will collaborate on product integration and joint go-to-market plans across the Wind River software portfolio, including digital engineering and digital twin, DevSecOps, Linux, safety certifiable products and certification services and cloud-based command and control operations.
Fiscal Year 2025 Guidance
Management is increasing Revenue fiscal year 2025 guidance, increasing Adjusted Diluted EPS(1) to $8.50 - $8.65 from $8.10 - $8.30, narrowing the range for Adjusted EBITDA(1) and Adjusted EBITDA Margin(1), and reaffirming Free Cash Flow(1) guidance which represents the Company's views as of December 5, 2024.

Fiscal Year
2025 Guidance
Revenue	$7.425B - $7.475B
Adjusted EBITDA(1)	$685M - $695M
Adjusted EBITDA Margin(1)	~9.3%
Adjusted Diluted EPS(1)	$8.50 - $8.65
Free Cash Flow(1)	$490M - $510M
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on December 5, 2024. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier Fortune 500® technology integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Kara Ross, kara.g.ross@saic.com
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or transaction-adjusted free cash flow and free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2024	November 3, 2023	November 1, 2024	November 3, 2023
	(in millions, except per share amounts)
Revenues	$1,976	$1,895	$5,641	$5,707
Cost of revenues	1,739	1,666	4,981	5,027
Selling, general and administrative expenses	83	87	245	259
(Gain) loss on divestitures, net of transaction costs	—	—	—	(240)
Other operating (income) expense	(6)	(1)	(10)	(1)
Operating income	160	143	425	662
Interest expense, net	32	27	97	88
Other (income) expense, net	2	2	7	2
Income before income taxes	126	114	321	572
Provision for income taxes	(20)	(21)	(57)	(134)
Net income	$106	$93	$264	$438
Weighted-average number of shares outstanding:
Basic	49.4	52.8	50.6	53.5
Diluted	49.8	53.3	51.1	54.0
Earnings per share:
Basic	$2.15	$1.79	$5.22	$8.19
Diluted	$2.13	$1.76	$5.17	$8.11

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 1, 2024	February 2, 2024
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$46	$94
Receivables, net	1,022	914
Prepaid expenses and other current assets	92	123
Total current assets	1,160	1,131
Goodwill	2,851	2,851
Intangible assets, net	807	894
Property, plant, and equipment, net	99	91
Operating lease right of use assets	176	152
Other assets	182	195
Total assets	$5,275	$5,314
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$714	$567
Accrued payroll and employee benefits	311	370
Other accrued liabilities	92	144
Debt, current portion	220	77
Total current liabilities	1,337	1,158
Debt, net of current portion	1,939	2,022
Operating lease liabilities	190	147
Deferred income taxes	12	28
Other long-term liabilities	185	174
Equity:
Total stockholders' equity	1,612	1,785
Total liabilities and stockholders' equity	$5,275	$5,314

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2024	November 3, 2023	November 1, 2024	November 3, 2023
	(in millions)
Cash flows from operating activities:
Net income	$106	$93	$264	$438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35	34	104	106
Deferred income taxes	(7)	(8)	(15)	(33)
Stock-based compensation expense	13	15	38	42
Gain on sale of equity method investments and long-lived assets	(5)	—	(5)	(3)
Gain on divestitures	—	—	—	(247)
Other	(1)	(1)	(4)	(1)
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of divestitures:
Receivables	(76)	(52)	(108)	(142)
Prepaid expenses and other current assets	17	5	31	13
Other assets	11	8	10	5
Accounts payable and accrued liabilities	80	68	121	120
Accrued payroll and employee benefits	(27)	(13)	(59)	(4)
Income taxes payable	—	(53)	(2)	21
Operating lease assets and liabilities, net	(2)	(1)	(7)	(3)
Other long-term liabilities	(1)	6	11	21
Net cash provided by operating activities	143	101	379	333
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(9)	(4)	(21)	(16)
Purchases of marketable securities	(3)	(1)	(11)	(6)
Sales of marketable securities	4	1	10	5
Proceeds from sale of long-lived assets	—	—	—	3
Proceeds from sale of equity method investments	10	—	10	—
Proceeds from divestitures	—	1	—	356
Cash divested upon deconsolidation of joint venture	—	—	—	(8)
Other	(1)	(7)	(3)	(10)
Net cash provided by (used in) investing activities	1	(10)	(15)	324
Cash flows from financing activities:
Dividend payments to stockholders	(18)	(19)	(57)	(60)
Principal payments on borrowings	(450)	(15)	(1,056)	(275)
Issuances of stock	5	5	14	13
Stock repurchased and retired or withheld for taxes on equity awards	(121)	(103)	(425)	(293)
Excise tax payments on stock repurchases	(3)	—	(3)	—
Proceeds from borrowings	441	—	1,114	160
Net cash used in financing activities	(146)	(132)	(413)	(455)
Net (decrease) increase in cash, cash equivalents and restricted cash	(2)	(41)	(49)	202
Cash, cash equivalents and restricted cash at beginning of period	56	361	103	118
Cash, cash equivalents and restricted cash at end of period	$54	$320	$54	$320

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2024	November 3, 2023	November 1, 2024	November 3, 2023
	(in millions)
Revenues
Defense and Intelligence	$1,515	$1,479	$4,366	$4,465
Civilian	461	416	1,275	1,242
Total revenues	$1,976	$1,895	$5,641	$5,707

Operating income (loss)
Defense and Intelligence	$130	$106	$344	$336
Civilian	37	54	105	139
Corporate	(7)	(17)	(24)	187
Total operating income	$160	$143	$425	$662

Operating margin
Defense and Intelligence	8.6%	7.2%	7.9%	7.5%
Civilian	8.0%	13.0%	8.2%	11.2%
Total operating margin	8.1%	7.5%	7.5%	11.6%

Adjusted operating income (loss)(1)
Defense and Intelligence	$148	$123	$396	$387
Civilian	49	66	141	175
Corporate	(2)	(11)	(8)	(27)
Total adjusted operating income(1)	$195	$178	$529	$535

Adjusted operating margin(1)
Defense and Intelligence	9.8%	8.3%	9.1%	8.7%
Civilian	10.6%	15.9%	11.1%	14.1%
Total adjusted operating margin(1)	9.9%	9.4%	9.4%	9.4%
Third Quarter Defense and Intelligence Results
Revenues for the quarter increased $36 million or 2% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts, partially offset by contract completions.
Operating and adjusted operating income(1) as a percentage of revenues increased from the comparable prior year period primarily due to ramp up in volume on existing and new contracts, and the resolution of the AAV contract termination, partially offset by contract completions.
Third Quarter Civilian Results
Revenues for the quarter increased $45 million or 11% compared to the same period in the prior year primarily due to ramp up in volume on existing contracts.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Operating and adjusted operating income(1) as a percentage of revenues decreased from the comparable prior year period due to timing and volume mix.
Third Quarter Corporate Results
Operating and adjusted operating loss(1) for the quarter decreased $10 million and $9 million, respectively, from the comparable prior year period primarily due to lower selling, general and administrative expenses and a gain on sale of an equity method investment.

(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	November 1, 2024			February 2, 2024
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$3,489	$977	$4,466	$2,707	$832	$3,539
Negotiated unfunded backlog	14,822	3,099	17,921	16,316	2,908	19,224
Total backlog	$18,311	$4,076	$22,387	$19,023	$3,740	$22,763
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	November 1, 2024	November 3, 2023	November 1, 2024	November 3, 2023
	(in millions)
Revenues	$1,976	$1,895	$5,641	$5,707
Net income	$106	$93	$264	$438
Interest expense, net and loss on sale of receivables	36	29	108	95
Provision for income taxes	20	21	57	134
Depreciation and amortization	35	34	104	106
EBITDA(1)	197	177	533	773
EBITDA as a percentage of revenues	10.0%	9.3%	9.4%	13.5%
Acquisition and integration costs	—	—	(2)	1
Restructuring and impairment costs	—	2	4	8
Recovery of acquisition and integration costs and restructuring and impairment costs	—	(1)	(2)	(1)
(Gain) loss on divestitures, net of transaction costs	—	—	—	(240)
Adjusted EBITDA(1)	$197	$178	$533	$541
Adjusted EBITDA as a percentage of revenues	10.0%	9.4%	9.4%	9.5%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Operating Income

	Three Months Ended November 1, 2024
	(dollars in millions)
	As Reported	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$130	$1	$17	$148	9.8%
Civilian	37	—	12	49	10.6%
Corporate	(7)	5	—	(2)	NM
Total	$160	$6	$29	$195	9.9%

	Three Months Ended November 3, 2023
	(dollars in millions)
	As Reported	Restructuring and impairment costs	Recovery of restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$106	$—	$—	$1	$16	$123	8.3%
Civilian	54	—	—	—	12	66	15.9%
Corporate	(17)	2	(1)	5	—	(11)	NM
Total	$143	$2	$(1)	$6	$28	$178	9.4%
Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Operating Income

	Nine Months Ended November 1, 2024
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$344	$—	$—	$—	$1	$51	$396	9.1%
Civilian	105	—	—	—	—	36	141	11.1%
Corporate	(24)	(2)	4	(2)	16	—	(8)	NM
Total	$425	$(2)	$4	$(2)	$17	$87	$529	9.4%

	Nine Months Ended November 3, 2023
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$336	$—	$—	$—	$1	$50	$—	$387	8.7%
Civilian	139	—	—	—	—	36	—	175	14.1%
Corporate	187	1	8	(1)	18	—	(240)	(27)	NM
Total	$662	$1	$8	$(1)	$19	$86	$(240)	$535	9.4%
Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended November 1, 2024
	(dollars in millions)
	As Reported	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$126	$29	$155
Provision for income taxes	(20)	(5)	(25)
Net income	$106	$24	$130

Diluted EPS	$2.13	$0.48	$2.61

	Three Months Ended November 3, 2023
	(dollars in millions)
	As Reported	Restructuring and impairment costs	Recovery of restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	$114	$2	$(1)	$28	$—	$143
Provision for income taxes	(21)	—	—	(4)	3	(22)
Net income	$93	$2	$(1)	$24	$3	$121

Diluted EPS	$1.76	$0.03	$(0.02)	$0.44	$0.06	$2.27
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the sale of the logistics and supply chain management business, net of transaction costs. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Nine Months Ended November 1, 2024
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$321	$(2)	$4	$(2)	$87	$408
Provision for income taxes	(57)	—	—	—	(16)	(73)
Net income	$264	$(2)	$4	$(2)	$71	$335

Diluted EPS	$5.17	$(0.04)	$0.08	$(0.04)	$1.39	$6.56

	Nine Months Ended November 3, 2023
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	$572	$1	$8	$(1)	$86	$(240)	$426
Provision for income taxes	(134)	—	(1)	—	(16)	73	(78)
Net income	$438	$1	$7	$(1)	$70	$(167)	$348

Diluted EPS	$8.11	$0.02	$0.13	$(0.02)	$1.30	$(3.09)	$6.45
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow and Transaction-Adjusted Free Cash Flow

	Three Months Ended		Nine Months Ended
	November 1, 2024	November 3, 2023	November 1, 2024	November 3, 2023
	(in millions)
Net cash provided by operating activities	$143	$101	$379	$333
Expenditures for property, plant, and equipment	(9)	(4)	(21)	(16)
Cash used from (provided by) MARPA Facility	(125)	—	(95)	—
Free cash flow(1)	$9	$97	$263	$317
L&SCM divestiture transaction fees	—	—	—	7
L&SCM divestiture cash taxes	—	56	—	56
L&SCM divestiture transition services	—	(5)	8	(13)
Transaction-adjusted free cash flow(1)	$9	$148	$271	$367

FY25 Guidance
(in millions)
Net cash provided by operating activities	$520 to $540
Expenditures for property, plant, and equipment	Approximately $30
Free cash flow(1)	$490 to $510
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. Transaction-adjusted free cash flow excludes cash taxes, transaction fees, and other costs related to the divestiture of the logistics and supply chain management business from free cash flow as previously defined. We believe that free cash flow and transaction-adjusted free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.